Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

1.             Purpose of Agreement:  The intent of this Separation Agreement and General Release (“Agreement”) is to mutually, amicably and finally resolve and compromise all issues and claims surrounding the employment of Dr. Mario Ruscev (“Employee”) with FormFactor, Inc. (“Company”) and the separation thereof.

2.             Separation of Employment:  Company and Employee agree that the last day of his employment with Company and his “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, will be May 19, 2010 (“Separation Date”).  Employee tendered his resignation as Chief Executive Officer and member of the Company’s Board of Directors to be effective on the Separation Date.  As of the Separation Date, Employee is no longer eligible to receive further payments for wages, salary, vacation or benefits.

3.             Company’s Consideration for Agreement:  In exchange for the release and agreements that Employee is making in this Agreement, Company agrees as follows:

(a)                                  On the first business day that is six (6) months after the Separation Date, Company shall provide severance pay to Employee in the amount of $690,411, less all legally mandated payroll deductions and withholdings, representing one (1) year Employee’s current annual base salary and a pro-rata portion of Employee’s annual target bonus based upon the calendar days of Employee’s employment during 2010;

(b)                                 Company shall reimburse Employee to cover uninterrupted continuation of Employee’s health insurance benefits pursuant to the provisions of federal COBRA through May 2011 (or such shorter period if Employee ceases to be eligible for federal COBRA);

(c)                                  Company shall reimburse Employee reasonable relocation expenses for Employee, Employee’s family and Employee’s household goods;

(d)                                 Employee shall be credited with accelerated vesting under each Stock Option (Option) and Restricted Stock Unit (RSU) grant held by Employee as of the Separation Date as set forth in the following table; provided, that all accelerated RSUs shall be settled on the first business day that is six (6) months after the Separation Date:

Acceleration Table

Vested
Original	Original	Options/RSUs As of	Accelerated	Total Vested Under
Grant	Grant Date	05/19/2010	Options/RSUs	Agreement
40,000 RSUs	1/7/2008	20,000 RSUs	10,000 RSUs	30,000 RSUs
100,000 Options	1/7/2008	50,000 Options	25,000 Options	75,000 Options
200,000 Options	8/6/2008	50,000 Options	50,000 Options	100,000 Options
120,000 Options	5/20/2009	—	60,000 Options	60,000 Options
7,000 RSUs	12/9/2009	—	1,750 RSUs	1,750 RSUs
14,000 Options	12/9/2009	—	3,500 Options	3,500 Options

Employee shall have twelve (12) months following the Separation Date to exercise any vested and unexpired outstanding stock options.

Employee acknowledges and agrees but for his execution of this Agreement, he would not otherwise be entitled to the benefits described in this Section 3.

4.             Employee’s Consideration for Agreement:  In further consideration for the payments and undertakings described in this Agreement, Employee releases and waives any and all claims that he might possibly have against Company, whether he is aware of them or not.  In legal terms, this means that, individually and on behalf of his representatives, successors, and assigns, Employee does hereby completely release and forever discharge Company, its parents, subsidiaries, affiliates, successors, assigns, directors, officers, managers, agents, and past and present employees (“the Releasees”) from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against them arising from or in any way connected with Employee’s employment with Company and/or the termination thereof.  This Release covers all statutory, common law, constitutional and other claims, including but not limited to:

(a)           Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;

(b)           Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;

(c)           Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;

(d)           Any and all claims under federal, state or municipal statutes or ordinances; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the California Labor, Civil and Business and Professions Codes, the California Constitution, the Federal Rehabilitation Act of 1973, Federal Family and Medical Leave Act, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act,

and any other laws and regulations relating to employment, employment discrimination and employment termination;

(e)           Any and all claims for unpaid wages, bonuses, commissions or other compensation; and

(f)            Any and all claims for attorneys’ fees or costs.

Employee further agrees that if any such claim is prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award of money or other damages from such suit. Notwithstanding any other provision of this Agreement to the contrary, Employee does not by this Agreement or otherwise waive or release any current or future rights and claims to indemnity arising from his service as an employee, officer, director, and/or fiduciary of the Company (including any constituent, affiliated, parent, and/or subsidiary entity) or any employee benefit plan sponsored by the Company, including, but not limited to, rights and claims for indemnity arising under Section 2802 of the California Labor Code, Section 145 of the Delaware General Corporation Law, the by-laws and resolutions and policies and practices of the Company, and insurance policies benefiting Employee during or following his service as an employee, officer, director, and/or fiduciary of the Company and/or any employee benefit plan sponsored by the Company.  Furthermore, the Company agrees that, in the event Employee is or is sought to be made a party to any civil, criminal, administrative, or investigative proceeding based upon his employment and/or the services he provided during the time he was an employee of the Company, the Company will advance, within 30 days of submission of a documented request for advancement, the reasonable expenses actually incurred by Employee in his defense.  Employee will, if legally required to do so, execute an undertaking to repay same in the event he is determined by a court to be ineligible for indemnification of such expenses.

Notwithstanding any other provision of this Agreement to the contrary, Employee does not by this Agreement or otherwise waive or release any claims for industrial injury or illness, any claims for unemployment compensation, and any claims arising out of acts or omissions after the date Employee signs this Agreement.

Notwithstanding any other provision of this Agreement to the contrary, Employee does not by this Agreement or otherwise waive or release any rights or claims to vested benefits from any employee benefit plan sponsored by the Company or any parent, affiliate, or subsidiary.

5.             Waiver of Unknown Future Claims:  Employee has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Even though he is aware of this right, Employee nevertheless hereby voluntarily waives the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of this Agreement.

6.             Proprietary Information:  Employee acknowledges and agrees that he remains bound by the terms of Company’s Employment, Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), which he executed at the time of hire.

7.             Confidentiality of Agreement:  Employee agrees that the terms and conditions of this Agreement are strictly confidential.  Employee shall not disclose, discuss or reveal the terms or negotiation of this Agreement to any persons, entities or organizations except as follows:  (a) as required by court order; (b) to Employee’s spouse; or (c) to Employee’s attorneys or accountants.  Employee understands that Company will make all disclosures necessary under the applicable rules and regulations of the U.S. Securities and Exchange Commission.

8.             Interpretation and Construction of Agreement:  This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to its conflicts of law principles.  Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

9.             No Admission of Liability:  By entering into this Agreement, Company is not admitting to any liability, wrongdoing or legal violation whatsoever with regard to the employment relationship between the parties, with regard to the company-director relationship between the parties or with respect to any claims released herein.  Company expressly denies any and all such liability and wrongdoing.

10.           Non-Disparagement:  Company and Employee agree not to disparage the other party to any individual, organization or entity.

11.           Older Workers’ Benefit Protection Act:  Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, Company hereby advises Employee of the following:

(a)                                  Employee is advised to consult with an attorney prior to signing this Agreement.

(b)                                 Employee has up to twenty-one (21) days after the Separation Date within which to consider whether he should sign this Agreement.  Employee may sign this Agreement at any time during this 21-day period.  This 21-day period begins on the date Company first provides Employee with the Agreement providing additional consideration in return for a general release of claims.

Notwithstanding the foregoing, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, Employee has forty-five (45) days to sign this Agreement. If the Agreement is not signed within forty-five (45) days, it is revoked.

(c)                                  If Employee signs the Agreement, he shall have seven (7) days thereafter to revoke the Agreement.  To revoke the Agreement, Employee must deliver written notice of the revocation to Hank Feir, Company’s vice president of Human Resources, so that it is received before the seven-day revocation period expires. The Agreement is effective on the eighth day unless revoked.

(d)                                 In signing this Agreement, Employee is not releasing or waiving any federal age discrimination claims based on conduct or events that occur after the Agreement is signed.

12.           Complete and Voluntary Agreement:  Employee acknowledges that he has read and understands this Agreement; that he has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.  Employee specifically understands that by entering into this Agreement he is forever foreclosed from pursuing any of the claims he has waived in Paragraphs 4 and 5 above.

13.           Severability Clause:  Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court or arbitrator of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

14.           Scope of Agreement:  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Except as expressly provided here, this Agreement supersedes and renders null and void any and all prior agreements between Employee and Company.  This Agreement shall not supersede or extinguish Employee’s interests in any Company option and/or incentive plan agreement, to the extent any such agreement conflicts with this Agreement and advantage Employee.

15.           Arbitration:  The parties agree that any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof, with the exception of claims relating to violation of Company’s Confidentiality Agreement, will be submitted to and settled by final and binding arbitration, pursuant to the Federal Arbitration Act, in Alameda County, California before a single neutral arbitrator selected by the parties. The Company shall pay the cost and expenses of such arbitration.   Each side will bear its own attorneys’ fees in any such arbitration, and the arbitrator shall not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has the authority to make such award as permitted by the statute in question.  Company shall be unconditionally responsible for all fees and costs of the arbitrator.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A FULL RELEASE OF LEGAL CLAIMS, BOTH KNOWN CLAIMS AND UNKNOWN CLAIMS.

Company:		Employee:

FormFactor, Inc.

By:	/s/ Hank Feir	/s/ Mario Ruscev
	/s/ Hank Feir	Mario Ruscev

Date: June 6, 2010		Date: June 6, 2010